Exhibit 3.2

Amendment #2

to

AMENDED AND RESTATED BYLAWS OF

THE SOUTH FINANCIAL GROUP, INC.

May 16, 2010

A new Section 2.18 shall be added to the Amended and Restated Bylaws of The South Financial Group, Inc. as follows:

“2.18 Control Share Acquisitions. Article 1 of Chapter 2 of Title 35 of the South Carolina Code of Laws, as amended, does not apply to control share acquisitions of shares of the corporation.”

Effective as of May 16, 2010

The South Financial Group, Inc.

By:    /s/ William P. Crawford, Jr.

William P. Crawford, Jr., Corporate Secretary